Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Northwest Pipe Company of our report dated March 3, 2020, relating to the consolidated financial statements and the financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of accounting principles) and the effectiveness of internal control over financial reporting of Northwest Pipe Company, included in the Annual Report on Form 10‑K of Northwest Pipe Company for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
October 23, 2020